Exhibit 99.4

SIGA TECHNOLOGIES, INC.

UP TO $35,284,792 OF COMMON STOCK

ISSUABLE UPON THE EXERCISE OF RIGHTS TO SUBSCRIBE FOR SUCH SHARES

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M. NEW YORK CITY TIME
ON [•], 2016, SUBJECT TO EXTENSION OR EARLIER TERMINATION.

[•], 2016

To: Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with a rights offering (the “Rights Offering”) by SIGA Technologies, Inc., a Delaware corporation (the “Company”), to the holders of its common stock, par value $0.0001 per share (“Common Stock”), as described in the Company’s prospectus dated [•], 2016 (the “Prospectus”). Holders of record of Common Stock at the close of business on [•] (the “Record Date”) will receive at no charge non-transferable subscription rights (each, a “Subscription Right”) to invest $0.65 for each share of common stock of the Company owned on the Record Date.

Each stockholder will receive one Subscription Right for each share of Common Stock owned on the Record Date. Each Subscription Right will entitle its holder to invest $0.65 for each share of Common Stock owned on the Record Date (the “Basic Subscription Right”), at the cash price of $1.50 or 85% of the volume weighted average price of our shares as reported on the OTC Pink Sheets on the Expiration Date (defined below), whichever is lower, per share (the “Subscription Price”). See “The Rights Offering—Basic Subscription Rights” in the Prospectus.

If a rights holder exercises its Basic Subscription Right in full, it may also exercise an over-subscription privilege to invest an additional amount which will permit a holder to acquire additional shares of Common Stock at the Subscription Price, when that price is determined, that remain unsubscribed at the Expiration Date, subject to the availability and pro rata allocation of shares among holders exercising this over-subscription privilege, as well as the potential ownership limitations set forth in the Prospectus. To the extent the number of unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription privilege requests based on the amounts invested by stockholders participating in the Rights Offering, then the available shares will be prorated among those who properly exercised over-subscription privileges based on the number of shares each rights holder subscribed for under the Basic Subscription Right after that number is determined when measured against the Subscription Price. If this pro rata allocation results in any holder receiving a greater number of shares of Common Stock than the holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only that number of shares for which the holder oversubscribed, and the remaining shares of Common Stock will be allocated among all other holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of Common Stock have been allocated or all over-subscription exercises have been fulfilled, whichever occurs first. See “The Rights Offering— Over-Subscription Privilege” in the Prospectus.

Enclosed are copies of the following documents for you to use:

1.	Prospectus;
2.	Form of Letter from the Company to its stockholders;
3.	Instructions for Use of SIGA Technologies, Inc. Subscription Certificate;
4.	Notice of Guaranteed Delivery;
5.	A form letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name or in the name of your nominee;
6.	Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Subscription Rights; and
7.	Nominee Holder Certification Form.

Your prompt action is requested. The Subscription Rights will expire at 5:00 P.M., New York City time, on [•], 2016, subject to extension or earlier termination (the “Expiration Date”).

To exercise Subscription Rights, properly completed and executed Nominee Holder Certifications and payment in full, which shall be paid in cash, for all Subscription Rights exercised, including any amounts subscribed for pursuant to the exercise of the over-subscription privilege must be delivered to the Subscription Agent as indicated in the Prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the Prospectus are followed in lieu of delivery of a Nominee Holder Certification prior to the Expiration Date.

If you have any questions concerning the rights offering, please contact D.F. King & Co., Inc. by telephone toll free at (800) 207-2872 or by email at infoagent@dfking.com.

Sincerely,

/s/ Eric A. Rose, M.D.
Eric A. Rose, M.D. Executive Chairman

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SHARES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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